Exhibit 10.4

TERM NOTE

$2,020,525	December 31, 2009

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to the order of Bank of America, N.A. or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined) the principal amount of the Term Loan in an amount equal to Two Million, Twenty Thousand and Five Hundred Twenty Five Dollars ($2,020,525.00) made by Lender to Borrower under that certain Amended and Restated Credit Agreement, dated as of December 31, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date hereof until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Borrower also promises to make all payments of principal in such amounts and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of Lender in Dollars in immediately available funds at Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set out in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Name:	Michael G. Moore
Title:	VP & CFO

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By